  Exhibit 10.2

LICENSE AND MARKETING AGREEMENT BY AND BETWEEN

CELULARITY INC.

AND

SANUWAVE HEALTH, INC.

AUGUST 6, 2020

LICENSE AND MARKETING AGREEMENT

This LICENSE AND MARKETING AGREEMENT (“Agreement”) dated August 6, 2020 is entered by and between Celularity Inc., a Delaware corporation having a principal place of business at 33 Technology Drive, Warren, NJ 07059 (“Celularity”), and Sanuwave Health, Inc., a Nevada corporation having a principal place of business at 3360 Martin Farm Road, Suite 100, Suwanee, GA 30024 (“Sanuwave”). Sanuwave and Celularity may each be referred to as a “Party” or collectively be referred to as the “Parties.”

RECITALS

WHEREAS, Celularity owns or has rights to placental based products, including intellectual property relating thereto, and is willing to license such intellectual property to Sanuwave, and Sanuwave desires to accept such license;

WHEREAS, Celularity and Sanuwave desire to establish a collaboration for the commercialization of Licensed Products in the Field in the Territory (each, as defined below), in accordance with the terms and conditions set forth herein;

WHEREAS, as a condition for the closing of a certain Asset Purchase Agreement (defined below) to be signed between the Parties, Celularity and Sanuwave must enter into the Agreement with the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated elsewhere in this Agreement (and derivative forms of them shall be interpreted accordingly). The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

“Acquired Entity” has the meaning set forth in Section 2.2(e).

“Acquiring Entity” has the meaning set forth in Section 2.2(d).

“Act” means the Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines and requirements of the FDA as may be in effect from time to time.

“Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding securities or other ownership interest of such Person. For the purposes of this Agreement, neither Party shall be considered an Affiliate of the other, and the Affiliates of each Party shall not be considered Affiliates of the other Party or of any of such other Party’s Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Alliance Manager” has the meaning set forth in Section 3.2.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement entered into between the Parties, effective as of August 6, 2020 in connection with Sanuwave’s acquisition of Celularity’s UltraMIST therapy business.

“Audited Party” has the meaning set forth in Section 6.6.

“Auditing Party” has the meaning set forth in Section 6.6.

“Bankrupt Party” has the meaning set forth in Section 11.4.

“Bankruptcy Code” has the meaning set forth in Section 11.4.

“Biovance” means decellularized, dehydrated human amniotic membrane, as produced according to the Celularity Technology as of the Effective Date or thereafter, which are marketed under the Biovance name.

“Business Day” means any day (other than a Saturday, Sunday or a legal holiday) on which banks are open for general business in New York, NY.

“Celularity” has the meaning set forth in the Preamble.

“Celularity Indemnitees” has the meaning set forth in Section 9.2.

“Celularity Know-How” means all Know-How Controlled by Celularity as of the Effective Date or during the Term that is necessary or useful for the Commercialization of the Licensed Products.

“Celularity Mark(s)” has the meaning set forth in Section 7.6(b).

“Celularity Patents” means (i) the Patents listed in Exhibit A and (ii) any other Patents in the Territory that issue from, or that claim the priority of, any of the Patents listed in Exhibit A in the Field in the Territory.

“Celularity Technology” means the Celularity Know-How and the Celularity Patents. For clarity, Celularity Technology shall not include any intellectual property rights which are included in the Acquired Assets as defined in the Asset Purchase Agreement.

“Claims” has the meaning set forth in Section 9.1.

“Commercialization Plan” has the meaning set forth in Section 5.2.

“Commercialize” or “Commercialization” means activities, whether conducted by a Party by itself, through a Sublicensee, an Affiliate or a Third Party acting on such Party’s behalf, performed to package (from bulk to finished form), label, advertise, market, promote, sell, offer for sale, distribute, import or export Licensed Products.

“Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such activities with a level of effort and resources consistent with the commercially reasonable practices of a similarly situated company that would be applied to the packaging, labeling or commercialization of a pharmaceutical product comparable to the Licensed Product at a similar stage of commercialization, taking into account, among such other things, product safety and efficacy, product profile, the competitiveness of alternative products, regulatory concerns, potential market and market size, proprietary position and potential profitability.

“Competing Product of Biovance” means any advanced biologic wound care biological skin substitute product derived from the placenta in the Field that is substantially similar to Biovance in composition other than a Licensed Product.

“Competing Product of Interfyl” means any advanced biologic wound care biological integumental tissue replacement or supplementation product derived from the chronic plate of the human placenta in the Field that is substantially similar to Interfyl in composition other than a Licensed Product.”

“Confidential Information” of a Party means any and all information of a confidential or proprietary nature disclosed by such Party to the other Party under this Agreement or under the Prior CDA, whether in oral, written, graphic or electronic form.

“Control” means, with respect to any particular Know-How or Patent, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Know-How or Patent and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such Know-How or Patent on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

“Cover” means, with respect to a particular item and a particular Patent, that such Patent claims or covers, in any of the countries of manufacture, use, and/or sale, (a) the composition of such item, any of its ingredients or formulations or any product containing or that is made using such item (by virtue of such product containing or being made using such item); (b) a method of making or using any of the foregoing things referred to in (a); (c) an item used or present in the manufacture of any of the foregoing things referred to in (a); and/or (d) the method by which such item was discovered or identified, or another item present during or used in such method.

“Covered Opportunity” has the meaning set forth in Section 2.6.

“COVID-19 Period” means the period from the Effective Date until the earlier of (a) December 31, 2021 or (b) the date The Centers for Disease Control and Prevention under the U.S. Department of Health and Human Services has declared that the outbreak of the novel coronavirus known as SARS-CoV-2 (“COVID-19”) has been contained in the United States and is no longer a pandemic and there is no likelihood of a resurgence of COVID-19 at a pandemic or epidemic level.

“Dollar” or “$” means a USA dollar.

“Effective Date” means the Closing Date of the Asset Purchase Agreement as defined therein.

“Event of Bankruptcy” has the meaning set forth in Section 11.4.

“Executive Officer” means, with respect to Celularity, its Chief Executive Officer or such Chief Executive Officer’s designee, or such other person holding a similar position designated by Celularity from time to time, and with respect to Sanuwave, its Chief Executive Officer or such Chief Executive Officer’s designee, or such other person holding a similar position designated by Sanuwave from time to time.

“FD&C Act” means the USA Federal Food, Drug and Cosmetic Act, as amended.

“FDA” means the USA Food and Drug Administration or any successor entity.

“Field” means the care and treatment of acute and/or chronic wounds, limited to partial and full thickness burns, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, tunnel/undermined wounds, surgical wounds (donor sites/grafts, dehiscence), trauma wounds (abrasions, lacerations, second degree burns, and skin tears), radiation induced wounds and burns, post-operative wounds, and draining wounds. The Field is limited to any wound care procedure performed in an operating room setting related to debridement and/or wound cleansing with the application of a biologic and procedures that are performed in the following settings: Veteran Affairs (VA) medical facilities, wound care clinics or chains, outpatient independent wound care centers, outpatient hospital owned wound care centers, outpatient physician offices, inpatient rehabilitation long term care facilities and nursing homes.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“Government Price Reporting” has the meaning set forth in Section 4.6.

“Improvements” means an invention, idea, concept, formula, design, technique or improvement (whether or not patentable or subject to any other form of intellectual property right registration) to a Licensed Product developed, conceived or reduced to practice subsequent to the date hereof in the Field.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Infringement” has the meaning set forth in Section 7.3(a).

“Infringement Dispute” has the meaning set forth in Section 7.4(b).

“Initial Term” has the meaning set forth in Section 11.1.

“Interfyl” means human connective tissue matrix derived from the human placenta, as produced according to the Celularity Technology as of the Effective Date or thereafter, which may be (but is not necessarily) formulated into particulates or a flowable matrix.

“Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.1.

“JSC Dispute” has the meaning set forth in Section 3.1(c)(i).

“Know-How” means all technical information, data and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, expertise, materials, methods, protocols and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise.

“Knowledge” means with respect to a Party, the actual knowledge of the directors, officers or employees of such Party but without any duty to conduct any investigation with respect to such facts or information.

“Launch Year” means, for each of the Licensed Products, (i) with respect to the first Launch Year, the 12-month period beginning on the first day of the calendar month immediately preceding Sanuwave’s payment to Celularity of the first Quarterly License Fee and (ii) with respect to any subsequent Launch Year, the 12-month period beginning on the first day of the relevant anniversary of the first Launch Year. Solely by way of example, if the date of payment of the First Quarterly License Fee occurs on August 15, 2020, the first Launch Year shall commence on August 1, 2020 and each subsequent Launch Year shall commence on August 1st of each subsequent year.

“Launch Year Quarter” means the first three (3) calendar month period, second three (3) calendar month period, third three (3) calendar month period and fourth three (3) calendar month period, in each case, commencing with the first day of each Launch Year. Solely by way of example, if the Launch Year commences on August 1, 2020, the first Launch Year Quarter shall mean the period commencing on August 1, 2020 and ending on October 31, 2020, the second Launch Year Quarter shall mean the period commencing on November 1, 2020 and ending on January 31, 2021, the third Launch Year Quarter shall mean the period commencing on February 1, 2021 and ending on April 30, 2021 and the fourth Launch Year Quarter shall mean the period commencing May 1, 2021 and ending on July 31, 2021.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

“Liabilities” has the meaning set forth in Section 9.1.

“Licensed Product” means each of Biovance and Interfyl and any and all Improvements of each of them.

“Licensed Products” shall mean Biovance and Interfyl, collectively.

“Management Change Transaction” has the meaning set forth in Section 2.2(d).

“Market Condition Change” means, for Biovance, at any time during the first two (2) years of this Agreement, factors outside the reasonable control of Sanuwave, including supply shortages or outages, changes in any Governmental Authority or Regulatory Authority regulation or reimbursement rate, and/or any Regulatory Authority action which would adversely affect the Commercialization of such Licensed Product in any material respect.

“Market Condition Financial Terms” has the meaning set forth in Section 6.3.

“Minimum Sales Threshold” has the meaning set forth in Section 11.2(b)(i).

“Negotiation Period” has the meaning set forth in Section 2.6.

“Non-Bankrupt Party” has the meaning set forth in Section 11.4.

“Notice of Interest” has the meaning set forth in Section 2.6.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means, collectively, (a) pending patent applications (and patents issuing therefrom), issued patents, regional patents, utility models and designs; and (b) reissues, divisions, substitutions, confirmations, renewals, extensions, provisionals, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, divisionals, or any Supplementary Protection Certificates or restoration of patent terms of or to any patents, patent applications, utility models or designs, in each case being enforceable within the applicable territory.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Prior CDA” means that certain Mutual Confidentiality Agreement between the Parties dated October 17, 2019, as amended on March 5, 2020.

“Product Marks” has the meaning set forth in Section 7.6(a).

“Promotional Materials” has the meaning set forth in Section 3.4.

“Quarterly License Fee(s)” has the meaning set forth in Section 6.1.

“Regulatory Clearances and/or Approvals” means all approvals necessary for the commercial sale of a Licensed Product for any indication in a given country or regulatory jurisdiction in the Territory, which shall include satisfaction of all applicable regulatory and notification requirements, and shall be deemed to include any stockpiling by any Governmental Authority for civilian or military use, but which shall exclude any pricing and reimbursement approvals.

“Regulatory Authority” means the FDA or any corollary agency or Governmental Authority involved in granting Regulatory Clearances and/or Approvals in any other country or jurisdiction in the Territory.

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Clearances and/or Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or jurisdiction.

“Remedial Action” has the meaning set forth in Section 4.5.

“Renewal Term” has the meaning set forth in Section 11.1.

“Revenue” has the meaning set forth in Section 7.3(e).

“Royalty Credit” has the meaning set forth in Section 6.2(c).

“Royalty Term” has the meaning set forth in Section 6.2(b).

“Safety Data and Exchange Agreement” has the meaning set forth in Section 4.5.

“Sales Threshold Default” has the meaning set forth in Section 11.2(b)(i).

“Sales Threshold Default Notice” has the meaning set forth in Section 11.2(b)(i).

“Sanuwave” has the meaning set forth in the Preamble.

“Sanuwave Indemnitees” has the meaning set forth in Section 9.1.

“Sanuwave Note” means that certain Promissory Note, in the original amount of $4,000,000, to be executed by Sanuwave in favor of Celularity, as the same may be amended from time to time, in connection with Asset Purchase Agreement.

“Sanuwave Sublicense Agreement” has the meaning set forth in Section 2.3(a).

“Secretary Designee” has the meaning set forth in Section 3.1(d).

“Sell-Off Period” has the meaning set forth in Section 11.7(c).

“Supply Agreement” means any agreement entered into between the Parties for the supply by Celularity of a Licensed Product to Sanuwave.

“Term” has the meaning set forth in Section 11.1.

“Territory” means worldwide, excluding the People’s Republic of China (including Taiwan, Hong Kong and Macau), Japan, the Republic of South Korea, India, Sri Lanka, Thailand, Myanmar, Malaysia, Vietnam, Cambodia, Laos, Philippines, Indonesia and Singapore.

“Third Party” means any Person not including the Parties or the Parties’ respective Affiliates.

“Unit” or “Units” means any Licensed Product sold, provided or disposed by Sanuwave, its Affiliates or its Sublicensees to Third Parties anywhere within the Territory, including sales, provisions and dispositions to wholesale distributors, regardless of whether such Licensed Product is sold, provided or otherwise disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller and further regardless of whether such Licensed Product is subsequently returned other than a material defect to such Licensed Product which is directly attributable to Celularity. For clarity, the term “Unit” includes Licensed Products provided to Third Parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for uses as samples or for promotional purposes.

“USA” or “United States” means the United States of America, including all possessions and territories thereof.

ARTICLE 2
LICENSES

2.1.
Licenses to Sanuwave.

(a) Subject to the terms and conditions of this Agreement, Celularity hereby grants to Sanuwave during the Term an exclusive, royalty-bearing license, with the right to sublicense solely as provided in Section 2.3, under the Celularity Technology, to Commercialize, including to use, offer for sale, sell, package, label, distribute, import and export Biovance in the Field in the Territory.

(b) Subject to the terms and conditions of this Agreement, Celularity hereby grants to Sanuwave during the Term a non-exclusive, royalty-bearing license, with the right to sublicense solely as provided in Section 2.3, under the Celularity Technology, to Commercialize, including to use, offer for sale and sell, package, label, distribute, import and export Interfyl in the Field in the Territory.

(c) Sanuwave shall not, and shall not permit any of its Affiliates to, use or practice any Celularity Technology outside the scope of the license granted to it under Section 2.1(a) and Section 2.1(b). Celularity hereby expressly retains for itself and others exclusive rights under the Celularity Technology to manufacture Licensed Products for Sanuwave pursuant to a Supply Agreement to be entered between the Parties as of the Effective Date to address the supply of Licensed Products.

(d) Sanuwave may not enhance, decompile, disassemble, improve, modify, change, reverse assemble or reverse engineer Licensed Products or any part thereof, except as set forth in the Supply Agreement.

2.2.
Exclusivity.

(a) As partial consideration for the grant of rights set forth in Section 2.1(a) and 2.2(b), Sanuwave agrees that during the Term of this Agreement, it and its Affiliates shall not, directly or indirectly, Develop or Commercialize any Competing Product of Biovance or any Competing Product of Interfyl in the Field in the Territory.

(b) Subject to Section 2.2(d), 2.2(e) and 2.2(f), as partial consideration for the services to be performed by Sanuwave hereunder, Celularity agrees that during the Term of this Agreement, it shall not Commercialize any Competing Product of Biovance in the Field in the Territory.

(c) This Section 2.2 shall not limit the right of Celularity, or any Third Party, to directly or indirectly Commercialize Interfyl.

(d) Nothing in this Section 2.2 shall prohibit any Acquiring Entity of Celularity or any of its respective Affiliates or sublicensees from continuing, furthering or performing (i) any activities in which it was engaged prior to the effective date of a Management Change Transaction or (ii) any activities relating to products developed by an Acquiring Entity or Celularity without accessing or practicing technology or information made available to Sanuwave under this Agreement; provided, however, the continuation, furtherance or performance of any of such activities will not in any way breach Celularity’s obligations under this Agreement or violate Sanuwave’s rights and licenses granted under this Agreement. For purposes of this Section 2.2(d), (x) “Management Change Transaction” shall mean a transfer to a Third Party of all or substantially all of Celularity’s assets to which this Agreement relates, or the merger or consolidation with, or acquisition of Celularity by a Third Party and (y) “Acquiring Entity” shall mean such Third Party described in clause (x).

(e) Nothing in this Section 2.2 shall prohibit Celularity, Sanuwave or any of their respective Acquired Entities from continuing, furthering or performing (i) any activities in which an Acquired Entity was engaged prior to the effective date of a Subject Transaction or (ii) any activities relating to products developed by an Acquired Entity, Celularity or Sanuwave without accessing or practicing technology or information made available to Sanuwave under this Agreement; provided, however, the continuation, furtherance or performance of any of such activities will not in any way breach the obligations of Celularity or Sanuwave, as the case may be, under this Agreement or violate either party’s respective rights granted under this Agreement. For purposes of this Section 2.2(e), (x) “Subject Transaction” shall mean a transfer to Celularity or Sanuwave, as the case may be, by a Third Party of all or substantially all of such Third Party’s assets, or the merger or consolidation with, or acquisition of, a Third Party by Celularity or Sanuwave, as the case may be, and (y) “Acquired Entity” shall mean such Third Party described in clause (x).

(f) The exclusivity rights provided to Sanuwave under Section 2.2(b) shall not commence until Sanuwave has fully settled its obligations owed to Celularity as set forth in the Sanuwave Note and thereafter shall be expressly contingent on Sanuwave’s timely payment of the License Fees pursuant to Section 6.1. In addition to all other remedies available to Celularity, Sanuwave’s exclusivity rights shall be irrevocably terminated for failure to timely pay the undisputed License Fees pursuant to Section 6.1 and such breach has not been cured within forty-five (45) days of the date for which such payment was due to Celularity

2.3.
Sanuwave Sublicense Rights.

(a) Sanuwave shall have the right to grant sublicenses of the licenses granted in Section 2.1(a) and Section 2.1(b) to (i) its Affiliates without the consent of Celularity and (ii) any Third Party for the sole purpose of providing services directly to Sanuwave, so that Sanuwave may perform its rights and/or obligations of Sanuwave hereunder (but which, for the avoidance of doubt, shall not include a wholesale sublicense of the licenses granted in Section 2.1(a) for purposes of transferring Sanuwave’s rights and obligations hereunder in their entirety), upon the prior written consent by Celularity, which shall not be unreasonably withheld or delayed (each such sublicense, a “Sanuwave Sublicense Agreement”); provided, however, if Celularity fails to respond to Sanuwave within ten (10) days from the date of Sanuwave’s notice to Celularity of a potential Third Party sublicensee, such consent requirement shall be deemed waived and Sanuwave may grant a sublicense to such sublicensee Sanuwave shall remain primarily responsible for all of its Affiliates’ and sublicensees’ activities and any and all failures by its Affiliates and/or sublicensees to comply with the applicable terms of this Agreement.

(b) Sanuwave shall, within thirty (30) days after granting any Sanuwave Sublicense Agreement, notify Celularity of the grant of such sublicense and provide Celularity with a true and complete copy of the Sanuwave Sublicense Agreement. Each Sanuwave Sublicense Agreement shall be consistent with the terms and conditions of this Agreement and the Affiliate shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Sanuwave is bound thereby.

2.4.
Third Party Licenses.

(a) For the avoidance of doubt, Celularity shall be responsible for payment obligations to Third Parties for Patents and Know-How within the Celularity Technology that are licensed to Celularity by a Third Party prior to the Effective Date, if any. Sanuwave hereby acknowledges and agrees that its sublicense under such in-licensed Celularity Technology (if any) is subject to the terms and conditions of the applicable license agreement governing Celularity’s license of such in-licensed Celularity Technology.

(b) The responsibility, necessity and handling of any Third Party license required as a result of Improvements to a Licensed Product after the Effective Date shall be agreed upon by the JSC, provided that Sanuwave shall have the right to negotiate any third party license agreement that is required as a result of any Improvement to the Celularity Technology, subject to (i) information sharing with Celularity, including apprising Celularity of any offers made by Third Parties, the substance of such offer, the status of any negotiations with Third Parties and any other information regarding such Third Party license as reasonably requested by Celularity and (ii) Celularity’s prior written consent of such Third Party license agreement, which shall not be unreasonably withheld or delayed. The costs associated with any Third Party license agreement shall be allocated as follows: (x) if such Third Party license is required in order to Commercialize the Licensed Products developed based upon the Celularity Technology existing on the Effective Date, the costs of such Third Party license shall be divided equally between the Parties, and (y) if such Third Party license is required in order to Commercialize Licensed Products developed based upon the Celularity Technology made on or after the Effective Date, the costs of such Third Party license shall be the sole responsibility of Sanuwave. Sanuwave may deduct up to fifty percent (50%) of the amount of royalties paid by Sanuwave to a Third Party for such license against amounts payable to Celularity hereunder, but in no event shall Sanuwave deduct an amount greater than fifty percent (50%) of any payment of the royalties due and payable to Celularity for the Licensed Products in accordance with Article 6 below. For the avoidance of doubt, any portion of Sanuwave’s royalties paid to Third Parties under for such license with respect to such Licensed Product would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 2.4(b) shall be carried over and applied against royalties payable to Celularity in respect of such Licensed Product in subsequent years until the full deduction is taken.

2.5. Celularity Retained Rights. The licenses granted by Celularity under this Agreement are limited to those grants specifically set forth in Section 2.1(a), Section 2.1(b) and Section 7.6(b). Nothing in this Agreement will be construed to grant any rights or licenses to any other intellectual property rights of Celularity. All rights, licenses, benefits and privileges not expressly granted to Sanuwave hereunder are reserved by Celularity. For the avoidance of doubt, Celularity shall retain all rights in all Celularity intellectual property (including the Celularity Technology) (i) outside the Field in the Territory and (ii) in any field (including the Field) outside the Territory.

2.6. Right of First Offer/Option to Enter into an Exclusive License and Marketing Agreement. As of the Effective Date of this Agreement, Celularity grants to Sanuwave a right of first offer (on the terms and conditions set forth in this Section 2.6) with respect to the Commercialization of any Competing Product of Biovance or Competing Product of Interfyl Developed by Celularity and any other wound care biologic products in the Field in the Territory Developed by Celularity during the Term (each, a “Covered Opportunity”). Celularity will promptly notify Sanuwave in writing of each Covered Opportunity. If, within thirty (30) Business Days of receiving such notice from Celularity, Celularity receives a notice in writing from Sanuwave that Sanuwave wishes to enter into negotiations of an exclusive license and marketing agreement (the “Exclusive License”) for the Commercialization of the Covered Opportunity (the “Notice of Interest”), then Celularity shall negotiate exclusively with Sanuwave in good faith for a period of ninety (90) days from the date of Celularity’s notice to Sanuwave of the Covered Opportunity (or such longer period of time as may be agreed to by the Parties in writing) (the “Negotiation Period”) with respect to the Exclusive License. If (a) Sanuwave indicates in writing that it does not wish to enter into negotiations regarding such Covered Opportunity, (b) Celularity fails to receive a Notice of Interest within the thirty (30) Business Day period described above, or (c) the Parties have not entered into such an Exclusive License by the end of the Negotiation Period, then (i) Celularity shall be free to Commercialize the Covered Opportunity itself and/or enter into one or more agreements regarding the Covered Opportunity with any Third Party and (ii) the restrictions set forth in Section 2.2(b) shall automatically terminate solely with respect to Celularity’s Commercialization of such Covered Opportunity.

ARTICLE 3
GOVERNANCE

3.1.
Joint Steering Committee.

(a) Within 30 days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall oversee the performance of the Parties’ activities under this Agreement and provide a forum for sharing advice, progress, and results relating to such activities and shall attempt to facilitate the resolution of any disputes between the Parties.

(b) Membership; Meetings. The JSC shall be composed of three (3) members from each of Celularity and Sanuwave or such equal number of members as the Parties may agree, and shall meet, in person, by teleconference, or by video-teleconference, at least one (1) time per calendar quarter, or more or less often as unanimously agreed by both Parties’ JSC members (provided that in any event, the Parties meet at least one (1) time per year in person). Either Party may reasonably call a meeting upon no less than fifteen (15) Business Days’ notice. In-person meetings shall alternate between Celularity and Sanuwave locations, or as mutually agreed upon by the Parties. Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JSC meetings. The first such meeting shall be within sixty (60) days after the Effective Date. Any member of the JSC may designate a substitute to attend with prior written notice to the other Party. Ad hoc guests who are subject to written confidentiality obligations commensurate in scope to the provisions in Article 10 may be invited, upon prior joint consent of Sanuwave and Celularity, to the JSC meetings. Each Party may replace its JSC members with other of its employees, at any time, upon written notice to the other Party.

(c) Decision-Making; Limitations on JSC; JSC Disputes. Decisions of the JSC shall be made by unanimous vote or written consent, with each Party having collectively one vote in all decisions. The presence of at least one (1) JSC member representing each Party shall constitute a quorum in order for decisions to be made. The JSC shall have only such powers as are specifically delegated to it in this Agreement, and such powers shall be subject to the terms and conditions set forth herein. Amendments or changes to this Agreement shall be valid and binding only upon mutual written agreement of the Parties in accordance with Section 13.1 and the JSC shall have no authority to amend, change or modify the terms and conditions of this Agreement. The JSC shall use reasonable best efforts to resolve the matters within its roles and functions or otherwise referred to it.

(i) If, with respect to a matter that is subject to the JSC’s decision-making authority: (i) the JSC cannot reach consensus within five (5) Business Days after it has met and attempted to reach such consensus or (ii) the Parties cannot reach consensus on whether the JSC has decision-making authority regarding a matter within three (3) Business Days after such matter was first raised by either Party (each of the foregoing cases, a “JSC Dispute”); then in each such instance, the JSC Dispute in question shall be referred to the Executive Officer, or designee, of Celularity and the Executive Officer, or designee, of Sanuwave for resolution. The Executive Officers, or designees, shall use reasonable efforts to resolve the JSC Dispute referred to them.

(ii) If the Executive Officers, or designees, are unable to resolve the JSC Dispute within five (5) Business Days, the provisions of this Section 3.1(c)(ii) shall control:

(1) if the JSC Dispute solely relates to the Commercialization, packaging, marketing, promotion, distribution, sales channels, commercial launch or sale of Licensed Products, any Promotional Materials used in connection with any Licensed Product, Commercialization Plan (as defined in Section 5.2) or any use or purported use of the Celularity Marks, and the Executive Officers cannot resolve the matter within five (5) Business Days, then the matter shall be decided by the Executive Officer, or designee, of Sanuwave in good faith, giving appropriate consideration to the reasonable business, regulatory and scientific concerns of Celularity; and

(2) if the JSC Dispute solely relates to an intellectual property, manufacturing and/or regulatory matter (in each case excluding any dispute to the extent relating to any matters which are the subject of Section 7.4) and the Executive Officers cannot resolve the matters within five (5) Business Days, then the matter shall be decided by the Executive Officer, or designee, of Celularity in good faith, giving appropriate consideration to the reasonable business concerns of Sanuwave and without limiting Sanuwave’s rights and licenses under this Agreement.

(3) Notwithstanding Sections 3.1(c)(ii)(1) and 3.1(c)(ii)(2) above, any dispute relating to Article 6 or any financial term of this Agreement, shall be excluded from the provisions of this Section 3.1(c)(ii) and shall be conclusively settled in accordance with Article 12 below.

(iii) Any JSC Dispute that is not covered by 3.1(c)(ii) or resolved pursuant to Section 3.1(c)(i) or Section 3.1(c)(ii) shall be conclusively settled in accordance with Article 12 below. For all purposes under this Agreement, any decision made pursuant to this Section 3.1(c) shall be deemed to be the decision of the JSC.

(d) Secretary; Agenda; Minutes. The Chairperson of the JSC shall be designated by Celularity. Sanuwave shall designate a secretary of the JSC (the “Secretary Designee”) who will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting. The Secretary Designee shall solicit agenda items from JSC members and provide an agenda along with appropriate information for such agenda reasonably in advance of any meeting. It is understood that such agenda will include all items reasonably requested by any JSC member for inclusion therein. Additionally, the Secretary Designee shall be responsible for preparing and circulating minutes within 15 days after each meeting of the JSC setting forth, among other things, a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions, or determinations approved by the JSC. Such minutes shall be effective only after being approved by both Parties. Definitive minutes of all JSC meetings shall be finalized no later than 30 days after the meeting to which the minutes pertain.

3.2. Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”) (who may be a member of the JSC). Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC as a nonvoting observer (if not a member), subject to the confidentiality provisions of Article 10. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication regarding all activities hereunder. The Alliance Managers shall lead the communications between the Parties and shall be responsible for following-up on decisions made by the JSC. The name and contact information for such Alliance Manager, as well as any replacement(s) chosen by Celularity or Sanuwave, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.3.

3.3. Commercial Launch Team. Within thirty (30) days of the Effective Date, Sanuwave shall establish a commercial launch team with respect to the Commercialization of Licensed Products, and shall invite at least two (2) employees of Celularity, or such number as the Parties may agree, to participate in such commercial launch team and Sanuwave shall consider in good faith, any advice, comments or recommendations given by the Celularity participants. The commercial launch team shall, among other things, provide the Parties with technical and other related support with respect to Commercialization, as well as recommendations in connection therewith.

3.4. Promotional Materials. Sanuwave will not use any Promotional Materials in connection with the marketing, sale or distribution of the Licensed Products until after such Promotional Materials have been reviewed by the JSC and by Celularity, as needed, and Sanuwave has considered in good faith any comments of the JSC and Celularity, except that Sanuwave may use, without such review, in its introduction announcements to the trade, bill sheets and product catalog Promotional Materials that incorporate only the Licensed Product’s name, launch date, available packaging configurations, and the pricing and delivery terms and the Training Materials (as defined below), which will be provided by Celularity to Sanuwave upon Sanuwave’s reasonable request without excessive and undue burden on Celularity. For purposes of clarity, Celularity shall have final discretion to approve the content of all Promotional Materials in accordance with Section 3.1(c)(ii)(1) above. For purposes of this Agreement, “Promotional Materials” means all labeling and advertising materials as defined in the Act and the regulations of the FDA thereunder and all training materials relating to the marketing, sale or distribution of the Licensed Products (“Training Materials”). For the purposes of clarity, as applicable, Sanuwave will be responsible for the filing of Promotional Materials with the FDA as directed by Celularity or as otherwise required by applicable Law.

ARTICLE 4
REGULATORY MATTERS

4.1. Regulatory Activities. Celularity shall file and own all right, title and interest in all Regulatory Materials designed to obtain or support such Regulatory Clearances and/or Approvals. Upon Celularity’s reasonable request and expense, Sanuwave shall cooperate fully with, and provide assistance to, Celularity in connection with the activities set forth in this Article 4.

4.2. Regulatory Reports; Meetings with Regulatory Authorities. Each Party shall keep the other Party informed of material regulatory developments relating to Licensed Products in the Territory through regular reports at the JSC meetings. Each Party shall provide to the other Party, for review and comment, draft material regulatory filings solely relating to the Licensed Products at least twenty (20) Business Days in advance of their intended date of submission to the extent possible and on a rolling basis as needed to any Regulatory Authority in any country or jurisdiction and shall consider any comments provided by such other party. Each Party shall notify the other Party as soon as practical of any Regulatory Materials (other than routine correspondence) submitted to or received from any Regulatory Authority in any jurisdiction relating directly or indirectly to the Licensed Products and shall provide the other Party with copies thereof within twenty (20) Business Days after submission or receipt. Each Party shall provide the other Party with reasonable advance notice of all meetings, conferences and discussions scheduled with any Regulatory Authority in any country or jurisdiction concerning a Licensed Product to the extent such meeting, conferences and discussions affects this Agreement and/or such other Party’s obligations hereunder, and shall consider any input from the other Party in preparing for such meetings, and if permitted by the relevant Regulatory Authority, appropriate personnel from such other Party may have the right to attend such meetings, conferences or discussions at each Party’s own expense.

4.3. Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may materially affect the Commercialization or regulatory status of a Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

4.4. Adverse Event Reporting and Safety Data Exchange. As soon as practical, the Parties shall enter into a commercially reasonable pharmacovigilance agreement (the “Safety Data and Exchange Agreement”). The Safety Data and Exchange Agreement shall include customary guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting activities under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant guidelines of the International Conference on Harmonisation, except where such guidelines may conflict with existing local regulatory reporting or safety reporting requirements, in which case the local reporting requirements shall prevail. The Safety Data and Exchange Agreement shall provide for an adverse event database for Licensed Products in the Territory to be maintained by Celularity. Celularity shall be responsible for reporting quality complaints, adverse events and safety data related to Licensed Products to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Products in the Territory. Each Party hereby agrees to comply with its respective activities under such Safety Data and Exchange Agreement and to cause its Affiliates which perform such Party’s obligations under this Agreement to comply with such activities.

4.5. Remedial Actions. Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action with respect to a Licensed Product taken by virtue of applicable Laws (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action, provided that before taking action, Celularity shall consult with Sanuwave as to the course of the Remedial Action to be taken. If Sanuwave disagrees with Celularity as to whether Remedial Action should be taken or what Remedial Action is appropriate, then the Executive Officers of both parties shall convene within twenty-four (24) hours in an attempt to resolve the disagreement. If the disagreement cannot be resolve by them, then then the matter shall be decided by the Executive Officer, or his or her designee, of Celularity in good faith, giving appropriate consideration to the reasonable business concerns of Sanuwave and without limiting Sanuwave’s rights and licenses under this Agreement. Notwithstanding the above, the Parties shall comply with all orders of the FDA or any other applicable authority on a timely basis. The cost of any Remedial Action shall be borne by Celularity. Celularity shall, and shall ensure that its Affiliates will, maintain adequate records to permit the Parties to trace the distribution and use of the Licensed Products. Celularity shall have the right to decide whether any Remedial Action with respect to any Licensed Product should be commenced and Celularity shall, at its expense, control and coordinate all efforts necessary to conduct such Remedial Action. Upon Celularity’s reasonable request, Sanuwave shall reasonably cooperate with, and provide reasonable assistance to, Celularity in connection with any activities undertaken by Celularity pursuant to the immediately preceding sentence, at Celularity’s sole cost and expense.

4.6. Rebate Processing and Government Price Reporting. Sanuwave will be solely responsible for all federal, state and local government and private purchasing, pricing or reimbursement programs with respect to the Licensed Products, including taking all necessary and proper steps to execute agreements and file other appropriate reports and other documents with Governmental Authorities and private Persons and Celularity shall provide reasonable assistance to Sanuwave to effectuate the same. Sanuwave shall be solely responsible for payment and processing of all discounts, rebates, and fees, whether required by contract or Laws, for the Licensed Products. For the avoidance of doubt, with respect to Licensed Products, Sanuwave shall report all applicable data, including price, rebate and discount data to the Centers for Medicare and Medicaid Services, data to the Department of Veterans Affairs and any other pricing or reimbursement related data required by Governmental Authorities under applicable Laws (“Government Price Reporting”). Sanuwave’s Government Price Reporting shall comply with all applicable Laws and contracts. Sanuwave shall pay the rebates, chargebacks, discounts, and fees for the Licensed Products as required by applicable Laws and contracts. If Celularity notifies Sanuwave that it is required to refer to Licensed Products sales made by Sanuwave, or other reimbursement or Commercialization-related data maintained by Sanuwave under this Agreement, in Celularity’s reports to Governmental Authorities, Sanuwave shall provide Celularity with required sales figures or other data for Licensed Products sales made by Sanuwave, and Celularity shall be entitled to use such data or information that Sanuwave provides under this Section 4.6 or otherwise for complying with Celularity’s required reports to Governmental Authorities.

ARTICLE 5
COMMERCIALIZATION

5.1. Commercialization Responsibilities. During the Term, Sanuwave shall use Commercially Reasonable Efforts to, and shall be responsible for, all aspects of, the Commercialization of Licensed Products for all indications in the Field throughout the Territory. Such Commercialization responsibilities for each Licensed Product shall include: (a) developing and executing a Commercialization Plan for each Licensed Product; (b) negotiating with applicable Governmental Authorities and private Third Party payers regarding the price and reimbursement status of each Licensed Product; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of each Licensed Product in the Territory, in each case, unless otherwise expressly provided in this Agreement, as determined by Sanuwave in its sole discretion; provided, however, that Sanuwave shall promptly inform and provide Celularity with any material developments, updates and documentation related to Sanuwave’s obligations set forth in this Section 5.1(a)-(g). Sanuwave shall bear all of the costs and expenses incurred in connection with such Commercialization activities.

5.2. Commercialization Plan. The strategy for the Commercialization of each Licensed Product shall be described in a comprehensive plan that describes the pre-launch, launch and subsequent Commercialization activities for such Licensed Product in the Territory, which shall include, without limitation, (i) the annual anticipated number of details to be conducted in each country within the Territory, (ii) the annual anticipated marketing expenses to be incurred in each of the countries within the Territory, (iii) the annual anticipated number of FTEs to be assigned to Commercialize in each of the countries within the Territory, and (iv) a report on pricing, advertising, education, planning, marketing, and sales force training (the “Commercialization Plan”). An initial Commercialization Plan for Biovance shall be prepared by Sanuwave and presented to the JSC as soon as practicable, but in any event, within ninety (90 days) of the Effective Date or such other time agreed to by the JSC. The Parties shall, and shall cause their respective members of the JSC to, cooperate with each other in good faith to promptly finalize a mutually acceptable Commercialization Plan for each Licensed Product. Sanuwave shall deliver an updated Commercialization Plan for each Licensed Product, as applicable, at each meeting of the JSC or at such times as agreed to by the JSC.

5.3. Commercial Diligence. During the Term, Sanuwave shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in the Field throughout the Territory, in each case as contemplated by the applicable Commercialization Plan or as otherwise mutually agreed upon by the Parties in writing.

5.4. Records and Reports. Sanuwave shall maintain complete, current and accurate records of all work conducted by it or its Affiliates under each Commercialization Plan. At each quarterly JSC meeting, Sanuwave shall provide all written updates that Sanuwave has provided to its management team during the previous calendar quarter with respect to the Commercialization of the Licensed Products and all other information reasonably requested by Celularity, including but not limited to, an update of all work conducted by it or its Affiliates under each Commercialization Plan during the previous calendar quarter.

ARTICLE 6
COMPENSATION

6.1. License Fee. As partial consideration for the rights granted to Sanuwave pursuant to Section 2.1(a), Sanuwave shall pay to Celularity the license fees set forth on Schedule 6.1(a) hereto following the Effective Date (each, a “Quarterly License Fee,” and, collectively, the “Quarterly License Fees”), provided that if a Market Condition Change occurs in a Launch Year that a Quarterly License Fee is due and payable, the Parties shall negotiate and mutually agree upon an alternative Quarterly License Fee in accordance with Section 6.3 below. Other than the first Quarterly License Fee, which shall be due within fifteen (15) days from the Effective Date, Sanuwave shall pay to Celularity each Quarterly License Fee for each Launch Year Quarter due and payable ten (10) days prior to the first day of each Launch Year Quarter.

6.2. Royalties.

(a) Royalty Rates. Sanuwave shall pay to Celularity royalties for each Unit, on a Product-by-Product basis, as set forth on Schedule 6.2; provided that if a Market Condition Change occurs in a Launch Year Quarter that royalties are due and payable, the Parties shall negotiate and mutually agree upon an alternative royalty rate in accordance with Section 6.3 below.

(b) Royalty Term. Royalties shall be due under this Section 6.3 during the period of time beginning from the Effective Date until the termination or expiration of this Agreement in accordance with Article 11, below, including through any Sell-Off Period (if applicable) in accordance with Section 11.7(c) (the “Royalty Term”).

(c) Biovance Royalty Credit. Sanuwave shall be provided a credit equal to the total License Fee for each Launch Year Quarter equal to the Quarterly License Fee actually paid by Sanuwave to Celularity pursuant to Section 6.1 (each, a “Royalty Credit”). Each Royalty Credit shall be deducted from the total royalty payment owed to Celularity by Sanuwave for each Biovance Unit pursuant to Section 6.2(d). For the avoidance of doubt, the Royalty Credit shall not be deduced from the royalty payments owed for Interfyl (as described in Schedule 6.2) sold by Sanuwave.

(d) Reports and Royalty Payments. Within thirty (30) days following the end of each Launch Year Quarter, Sanuwave shall provide Celularity with a report containing the following information for the applicable Launch Year Quarter on a Licensed Product-by-Licensed Product basis: (i) the number of sales of such Licensed Product by Sanuwave and its Affiliates in the Territory for each Unit, and (ii) a calculation of the royalty payment due on such sales. Contemporaneously with the delivery of the applicable quarterly report, Sanuwave shall pay in Dollars all amounts due to Celularity pursuant to Section 6.3(a) for such Launch Year Quarter, less the Royalty Credit pursuant to Section 6.2(c).

6.3. Market Condition Change. In the event of a Market Condition Change, the Parties shall negotiate in good faith and mutually agree upon an alternative (i) Quarterly License Fee for a Launch Year and (ii) Minimum Sales Threshold (as defined below) to account for such Market Condition Change (the “Market Condition Financial Terms”), provided that unless otherwise agreed by the Parties, such Market Condition Financial Terms shall not be reduced by more than fifty percent (50%) of the then-current financial terms set forth in this Article 6 and provided further that, once such Market Condition Change is cured, the Market Condition Financial Terms shall automatically expire as of the end of the calendar year in which the Market Condition Change occurred, and the terms and conditions set forth in this Article 6 shall control. Notwithstanding the above, during the COVID-19 Period, the Parties shall meet (whether physically or virtually) and confer to re-evaluate in good faith the Minimum Sales Thresholds (as defined in Section 11.2(b)), the Quarterly License Fees, the Royalties, forecasts and other payments due hereunder once every six months and appropriately adjust such payments and forecasts to reflect the impact of COVID-19 outbreak on Sanuwave’s actual and potential sales of the Licensed Products.

6.4 Payment Method; Late Payments. All payments due hereunder shall be made in Dollars by wire transfer of immediately available funds into an account in the USA designated by the payee Party. If a Party does not receive payment of any undisputed sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due until the date of payment at the per annum rate of one and one-half percent (1.5%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower. For clarity, in addition to all other remedies available to Celularity, Sanuwave’s exclusivity rights provided in Section 2.2(b) shall be suspended for failure to timely pay the undisputed License Fees pursuant to Section 6.1 and such breach has not been cured within ninety (90) days of the date for which such payment was due to Celularity and shall only be resumed upon Sanuwave’s full payment of such undisputed License Fees.

6.5 Records. Sanuwave and its Affiliates shall maintain complete and accurate records in reasonably sufficient detail to permit Celularity to confirm the accuracy of the calculation of royalty payments. Celularity shall have the right to audit such records in accordance with Section 6.6.

6.6 Audits. For a period of two (2) years from the end of the Launch Year in which a payment was due hereunder, upon thirty (30) days’ prior notice, Sanuwave (the “Audited Party”) shall (and shall require that its Affiliates) make such records relating to such payment available, during regular business hours and not more often than once each Launch Year, for examination by an independent certified public accountant selected by Celularity (the “Auditing Party”), for the purposes of verifying compliance with this Agreement and the accuracy of the financial reports and/or invoices furnished pursuant to this Agreement. The results of any such audit shall be shared by the auditor with both Parties and shall be considered Confidential Information of both Parties. Any amounts shown to be owed to the other shall be paid within thirty (30) days from the auditor’s report, plus interest (as set forth in Section 6.4) from the original due date. The Auditing Party shall bear the full cost of such audit unless such audit discloses a deficiency in the Audited Party’s payments of greater than five percent (5.0%) (i.e., an under-payment by Sanuwave pursuant to Section 6.2), in which case the Audited Party shall bear the full cost of such audit.

6.7 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of License Fees, royalties, and other payments made by Sanuwave to Celularity under this Agreement. To the extent Sanuwave is required to deduct and withhold taxes on any payment to Celularity, Sanuwave shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Celularity an official tax certificate or other evidence of such withholding sufficient to enable Celularity to claim such payment of taxes. Celularity shall provide Sanuwave any tax forms that may be reasonably necessary in order for Sanuwave not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Sanuwave shall require its Affiliates in the Territory to cooperate with Celularity in a manner consistent with this Section 6.7(b).

6.8 Annual Fee on Medical Device Manufacturers and Importers. The Parties acknowledge that the “Annual Fee on Medical Device Manufacturers and Importers” was signed into United States law with the Patient Protection and Affordable Care Act (PPACA) in 2010. For the avoidance of doubt, in the event the Annual Fee on Medical Device Manufacturers and Importers or any similar fee for a drug or biological product is applied to the sale of any Licensed Product by Sanuwave, the Parties hereby acknowledge and agree that (a) Sanuwave shall be solely responsible for full payment of such fee; and (b) Sanuwave shall supply Celularity with reasonable documentation supporting the imposition of such fee, including, but not limited to, as applicable, the annual invoice for such fee received from the United States Internal Revenue Service.

ARTICLE 7
INTELLECTUAL PROPERTY MATTERS

7.1. Prosecution of Patents.

(a)
Celularity Prosecuted Patents.

(i) Subject to Section 7.1(a)(ii) below, as between the Parties, Celularity shall have the first right to (and shall use Commercially Reasonable Efforts to) prepare, file, prosecute and maintain the Celularity Patents in the Territory and internationally. The costs of preparation, filing, prosecution and maintenance of Celularity Patents shall be borne by Celularity.

(ii) If Celularity decides to cease the prosecution or maintenance of any Celularity Patent after the Effective Date, it shall notify Sanuwave in writing sufficiently in advance (but in no event less than twenty (20) Business Days prior to the date on which the Celularity Patent would become abandoned) so that Sanuwave may, at its discretion, assume the responsibility for the prosecution or maintenance of such Patent, at Sanuwave’s cost and expense. If Sanuwave assumes the prosecution and maintenance of any Celularity Patent, Celularity will assign to Sanuwave, without further consideration, Celularity’s rights in and to that Celularity Patent for Commercialization whether in or outside the Field or in or outside the Territory.

(b) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provided above in this Section 7.1, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

7.2. Inventions Generally. Inventions conceived or reduced to practice in the course of activities performed under this Agreement which relate to a Licensed Product, or relate to or derive from Celularity Know-How, Celularity Patents, Celularity’s Confidential Information or otherwise to Celularity’s biomaterials-related intellectual property (including those which are Improvements to Celularity Know-How, Celularity Patents or otherwise to Celularity’s biomaterials-related intellectual property), by Celularity shall be owned by Celularity (“Celularity Inventions”). The inventions solely developed by Sanuwave that are not Celularity Inventions shall be owned by Sanuwave. New inventions jointly invented by (i) one or more employees or agents of Celularity of its Affiliates or other persons acting under the authority on the other hand and (ii) one or more employees or agents of Sanuwave or its Affiliates or other persons acting under its authority on the other hand, shall be jointly owned by both Parties (“Joint IP”). Inventorship shall be determined by applying the patent laws of the United States, including, in the case of New Inventions jointly invented outside the United States, as if such new inventions were invented in the United States. The Parties shall discuss in good faith the filing, prosecution, maintenance, enforcement, defense of and patent applications relating to such Joint IP, as well as each Party’s right to use, any such Joint IP. In the absence of an agreement of the Parties, each Party shall have the right to practice, use, grant licenses to practice and use, any Joint IP without the other Party’s consent and has no duty to account to the other Party for such practice, use and license; provided, however, that Sanuwave shall not have any rights to Celularity Know-How, Celularity Technology, Celularity Marks, Celularity Patents and/or Celularity’s Confidential Information unless otherwise permitted under this Agreement. Sanuwave hereby makes all assignments to Celularity in order to effect Celularity’s ownership in and to Celularity Inventions, and agrees, at Celularity’s cost and expense, to take all further actions requested by Celularity in order to perfect the foregoing assignment. All rights assigned to Celularity by Sanuwave shall be deemed to be Celularity Know-How or Celularity Patents, as applicable.

7.3. Enforcement of Celularity Patents.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of the Celularity Patents (an “Infringement”), which infringing activity involves the using, making, importing, offering for sale or selling of any Licensed Product or a competitive product or otherwise adversely affects or is reasonably expected to adversely affect the Commercialization of any Licensed Product, it shall promptly notify the other Party in writing to that effect and the Parties shall consult with each other regarding any actions to be taken with respect to such Infringement.

(b) Actions Controlled by Celularity; Sanuwave’s Back-Up Enforcement Right. Celularity shall have the first right to bring an appropriate suit or take other action against any Third Party engaged in any Infringement, at Celularity’s cost and expense. If, after its receipt or delivery of notice thereof under Section 7.3(a), Celularity (i) notifies Sanuwave that it will not bring any claim, suit or action to prevent or abate such Infringement or (ii) fails to commence a suit to prevent or abate such Infringement within one hundred and eighty (180) days, Sanuwave shall have the right, but not the obligation, to commence a suit or take action to prevent or abate such Infringement under the Celularity Patents at its own cost and expense. Expenses of, and recoveries on, suits under this Section 7.3(b) shall be handled as provided in Section 7.3(e).

(c) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts. The enforcing Party shall consult with the other Party as to any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d) Settlement. Neither Party shall settle any claim, suit or action that it brings under Section 7.3(b) in a manner that would negatively impact the applicable Celularity Patents (e.g., shorten the life of such Patents or narrow their scope) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(e) Expenses and Recoveries. The term “Revenue” includes all fees, minimum royalties, payments, compensation, or consideration of any kind (including without limitation in-kind payments, forbearance in connection with settlement, equity amounts taken in lieu of cash, or discounts below fair market value of equity) received by either Party or its Affiliates, without regard to which entity pays, transfers or otherwise provides the Revenue, or how the Revenue is structured, denominated, or paid transferred or provided. The enforcing Party bringing a claim, suit or action under Section 7.3(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party receives Revenue in such claim, suit or action, such Revenue shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: (i) if Celularity is the Party bringing the suit, then the rest of the remaining recovery shall be allocated to Celularity; and (ii) if instead Sanuwave exercised its back-up right to enforce, then the rest of the remaining recovery shall be allocated to Celularity.

7.4. Infringement of Third-Party Rights in the Territory.

(a) If any Licensed Product Commercialized by or on behalf of Sanuwave becomes the subject of a Third Party claim or assertion of infringement of such Third Party’s intellectual property, including any Patent, issued in the Territory, Sanuwave shall promptly notify Celularity and the Parties shall negotiate in good faith and agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Subject to Sections 2.4 and 12.5, Celularity shall have the right, but not the obligation, to defend any such infringement claim, provided that all costs and expenses relating to, and arising from, the defense of any such infringement claim shall be divided equally between the Parties. Sanuwave shall provide all reasonable assistance to Celularity and reasonably cooperate in the defense of any such action. At each quarterly JSC meeting, Celularity shall provide to Sanuwave an update on the status and defense of such infringement claim during the previous calendar quarter and any other information with respect thereto as reasonably requested by Sanuwave.

(b) Celularity shall not settle or consent to judgment of any infringement claim without the prior written consent of Sanuwave, such consent not to be unreasonably delayed, conditioned, or withheld; provided, however, that if such settlement or consent to judgment does not impose any liability on, or materially affect the rights or obligations of, Sanuwave, Celularity shall have the right to settle such claim or consent to judgment (e.g., a monetary liability that is fully satisfied by Celularity on behalf of Sanuwave). In the event the Parties cannot reach consensus within five (5) Business Days after they have met and attempted to reach consensus regarding settlement of any such infringement claim (an “Infringement Dispute”), the settlement of such Infringement Dispute shall be referred to the JSC for resolution; provided, however, that the provisions of Section 3.1(c)(ii) shall not apply with respect to that particular matter and the Parties’ resolution thereof.

7.5. Patent Marking. Sanuwave and its Affiliates shall mark each Licensed Product marketed and sold by Sanuwave or its Affiliates hereunder with appropriate patent numbers or indicia.

7.6. Trademarks.

(a) Product Marks. Sanuwave shall have the right to brand the Licensed Products and create all Licensed Product labels using Sanuwave-related trademarks and any other trademarks and trade names it determines appropriate (including the Celularity Marks as set forth in Section 7.6(b) below) for the Licensed Products, which may vary by country or within a country (collectively, the “Product Marks”). The Parties acknowledge and agree that the Licensed Products shall be co-branded as mutually agreed upon in writing by the Parties and that Sanuwave shall give the proper attribution on each Licensed Product to Celularity as provider of the Celularity Technology or as otherwise mutually agreed upon by the Parties. The Parties shall mutually agree upon the form and substance of such attribution rights. In the event that Sanuwave desires to brand a Licensed Product using an alternative name, Sanuwave shall first propose such alternative name to Celularity and Celularity may provide comments on the alternative name, which shall be considered in good faith by Sanuwave. For clarity, Sanuwave has the right to brand Biovance and Interfyl using alternative names and Sanuwave’s Product Marks (excluding the Celularity Marks) provided that Sanuwave shall pay for the costs associated with such branding, including design, labor and material costs and expenses.

(b) Celularity Marks. Subject to the terms and conditions of this Agreement, Celularity hereby grants to Sanuwave an exclusive license to use and display (with the right to grant sublicenses to any (i) sublicensees permitted under Section 2.3 and (ii) distributors and other Third Parties who perform activities directly on behalf of Sanuwave, provided that such sublicense is incidental to the activities performed by such Third Party), during the Term and in the Field in the Territory, to the Biovance and/or Interfyl trademark, as applicable, as set forth in Exhibit B, to identify the Licensed Products (each, a “Celularity Mark” and collectively, the “Celularity Marks”), (i) on the Licensed Product itself, (ii) as part of the Product Marks and (iii) on any other labels, Promotional Materials or Regulatory Materials used in connection with any Licensed Product, provided that if Sanuwave, upon the consent of Celularity, brings an enforcement action with respect to any Celularity Mark, Sanuwave shall reimburse Celularity for the expenses Celularity reasonably incurs in connection therewith (including, without limitation, costs associated with hiring consultants, attorneys’ fees and preparation and filing of any applications, renewals or other documentation with the United States Patent and Trademark Office, foreign counterparts, or other relevant agency). Sanuwave shall give reasonable prior advance notice to Celularity regarding any use or display of the Celularity Marks and shall provide Celularity with a sample embodying such use or display, for Celularity’s prior review and approval to ensure such use or display complies with Celularity’s reasonable trademark guidelines, such approval not to be unreasonably withheld, conditioned or delayed. Sanuwave shall use its Commercially Reasonable Efforts to follow Celularity’s reasonable trademark guidelines at all times as to the use of the Celularity Marks. If Celularity changes such trademark guidelines: (x) Celularity shall, if practical, provide Sanuwave with at least thirty (30) days prior written notice of such changes, (y) such changes shall not apply to any materials that are in inventory or on order as of the effective date of such notice and (z) Sanuwave shall be solely responsible for any expense of implementing such changes, including on packaging, promotional materials and other items if such changes are required by Law, and if such changes are not required by Law, each Party shall bear equal responsibility for any expense of implementing such changes. Other than as expressly set forth herein, use of the Celularity Marks shall not confer on Sanuwave any right to or interest in such trademark, and Sanuwave acknowledges and agrees that all use of the Celularity Marks and the goodwill generated thereby shall inure solely to the benefit of Celularity. Sanuwave shall not use, adopt, file, register, seek to register or take any other action to use or establish rights in any mark anywhere in the world which is comprised of, derivative of, a combination with, or otherwise confusingly similar to, any Celularity Mark or file any application to register any trademark or trade name that is confusingly similar to the Celularity Marks.

(c) Ownership; No Challenge. Subject to Section 7.6(b), above, Sanuwave shall own all right, title and interest in and to the Product Marks (excluding the Celularity Marks). All use of the Product Marks (excluding the Celularity Marks) and the goodwill generated thereby shall inure solely to the benefit of Sanuwave. Other than in connection with the Celularity Marks, Celularity shall not use, adopt, file, register, seek to register, or take any other action to use or establish rights in any mark anywhere in the world which is comprised of, derivative of, a combination with, or otherwise confusingly similar to, any Product Mark. For the avoidance of doubt, subject to Section 7.6(b) above, this Section 7.6(c) does not grant Sanuwave any right to or interest in the Celularity Marks, and Sanuwave acknowledges and agrees that all use of the Celularity Marks and the goodwill generated thereby shall inure solely to the benefit of Celularity.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Organization. As of the Effective Date, such Party is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Such Party not in violation of any of the provisions of its respective certificate or articles of incorporation, formation, bylaws or other organizational or charter documents.

(b) Authorization; Enforcement. Such Party has the requisite corporate authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or action is required by it, its Board of Directors or its stockholders. This Agreement has been duly executed by such Party and is the valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) No Conflicts. The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby does not, and will not, (i) conflict with or violate any provision of such Party’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) in any material respect, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which such Party is a party or by which any property or asset of such Party is bound, or affected, or (iii) in any material respect, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Party is subject, or by which any property or asset of such Party is bound or affected.

8.2. Additional Representations and Warranties of Celularity. Celularity represents and warrants to Sanuwave as follows, as of the Effective Date:

(a) It has sufficient legal and/or beneficial title, ownership or license to the Celularity Technology to grant the licenses to Sanuwave as purported to be granted pursuant to this Agreement;

(b) Celularity has not licensed from any Third Party any intellectual property rights included in the Celularity Technology, and, to Celularity’s Knowledge, no such license is required;

(c) Celularity has not received any written claim or notice from any Third Party asserting or alleging that the Celularity Technology infringes any intellectual property rights of such Third Party, and, to Celularity’s Knowledge, the Celularity Technology does not infringe any intellectual property rights of any Third Party;

(d) It has not received any written notice from any Third Party asserting or alleging that any research or development of any Licensed Product by Celularity as of the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(e) There are no pending, and to Celularity’s Knowledge, no threatened, adverse actions, suits or proceedings against Celularity involving Celularity Technology, or any Licensed Product;

(f) The Celularity Patents include all Patents that Cover the Licensed Products which are Controlled by Celularity and/or its Affiliates on the Effective Date;

(g) To Celularity’s Knowledge (i) the Celularity Marks have been properly filed and registered with the U.S. Patent and Trademark Office and is valid and in full force and effect, and (ii) Celularity has the right to use and license the Celularity Marks, free and clear of any liens or encumbrances;

(h) To Celularity’s Knowledge, there are no pending legal suits or proceedings involving the Celularity Technology or any Licensed Product; and to there are no threatened legal suits or proceedings in the Territory involving the Celularity Technology or any Licensed Product; and

(i) There are no current pending, or to Celularity’s Knowledge, threatened in writing, product liability, warranty or other similar claims by any Third Party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing or sale of any Licensed Product.

8.3. Mutual Covenants.

(a) No Debarment. In the course of, and with respect, the Commercialization of the Licensed Products, each Party shall not use any employee or consultant who has been debarred , excluded or disqualified under applicable Law by any Governmental Authority, or, to such Party’s Knowledge, is the subject of debarment, exclusion or disqualification proceedings by any Governmental Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred, excluded or disqualified under applicable Law, or is the subject of debarment, exclusion or disqualification proceedings by any Governmental Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Commercialization of Licensed Products and performance of its obligations under this Agreement, including the statutes, regulations and written directives of the FDA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the federal Anti-Kickback Law (42 U.S.C. 1320a-7b(b)), the statutes, regulations and written directives of Medicare, Medicaid and all other federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)), the civil False Claims Act (31 U.S.C. 3729 et. seq.), the administrative False Claims Act (42 U.S.C. 1320a-7b(a)), the United States Public Health Service Act, the Physician Payment Sunshine Act (42 U.S.C. 1320a-7h), the United States Health Insurance Portability and Accountability Act of 1996 and the Foreign Corrupt Practices Act of 1977, and all regulations promulgated thereunder, each as may be amended from time to time.

(c) Disclaimer. Sanuwave understands that the Licensed Products are the subject of ongoing clinical research and development and that Celularity cannot assure the safety or efficacy of any Licensed Product. In addition, Celularity makes no warranties except as set forth in this Article 8 concerning the Celularity Technology. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 9
INDEMNIFICATION

9.1. Indemnification by Celularity. Celularity shall indemnify and hold harmless Sanuwave, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “Sanuwave Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any Third Party (including Claims based upon products liability) (“Claims”) to the extent resulting from or relating to (a) the breach or inaccuracy of any representation or warranty made by Celularity in this Agreement; (b) the breach by Celularity of any covenant or any of its obligations under this Agreement; (c) Celularity’s failure to comply with any applicable federal, state or local Laws in connection with the performance of its obligations hereunder; (d) any design (latent, patent or inherent) defect of the Licensed Products, provided that the Licensed Products are Commercialized in accordance with this Agreement and are used in the Field in the Territory; or (e) any gross negligence or willful misconduct of Celularity or any of its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Sanuwave Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and Celularity’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Sections 9.2(a), 9.2(b), 9.2(c), 9.2(d), 9.2(e) or 9.2(f) for which Sanuwave is obligated to indemnify the Celularity Indemnitees under Section 9.2.

9.2. Indemnification by Sanuwave. Sanuwave shall indemnify and hold harmless Celularity, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “Celularity Indemnitees”), from and against all Liabilities resulting from any Claims by any Third Party to the extent resulting from or relating to (a) the breach or inaccuracy of any representation or warranty made by Sanuwave in this Agreement; (b) the breach by Sanuwave of any covenant or any of its obligations under this Agreement; (c) Sanuwave’s failure to comply with any applicable federal, state or local Laws in connection with the performance of its obligations hereunder; (d) improper Commercialization of the Licensed Products by or on behalf of Sanuwave or any representations regarding the Licensed Products made by Sanuwave in breach of this Agreement; (e) any gross negligence or willful misconduct of Sanuwave or any of its Affiliates; or (f) any manufacturing defects of the Licensed Products manufactured by Sanuwave or by a Third Party on behalf of Sanuwave. The foregoing indemnity obligation shall not apply to the extent that (i) the Celularity Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and Sanuwave’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d), or 9.1(e) for which Celularity is obligated to indemnify the Sanuwave Indemnitees under Section 9.1.

9.3. Indemnification Procedures. The Party claiming indemnity under this Article 9 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice, and the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. Each Party shall not settle or compromise any Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Parties cannot agree as to the application of the foregoing Sections 9.1 and 9.2, each may conduct separate defenses of the Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 9 upon the resolution of the underlying Claim.

9.4. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT EXCEPT FOR FRAUD OR WILLFUL MISCONDUCT, BREACH OF EITHER PARTY’S CONFIDENTIALITY OBLIGATIONS, A PARTY’S INDEMNIFICATION OBLIGATIONS, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT ANY DAMAGES PAID TO A THIRD PARTY IN A THIRD PARTY ACTION SHALL NOT BE CONSIDERED SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES FOR PURPOSES OF THIS AGREEMENT.

9.5. Insurance. Each Party shall, at all times during the Term of this Agreement and for five (5) years thereafter, obtain and maintain at its own expense the following types of insurance, with limits of liability not less than those specified below:

(a) Commercial general liability insurance against claims for bodily injury and property damage which shall include contractual coverage and product liability coverage, with limits of not less than $2,000,000 per occurrence and not less than $5,000,000 in the aggregate (which may be met by a combination of primary, excess and umbrella coverage).

(b) Workers compensation and employers’ liability with limits to comply with the statutory requirements of the state(s) in which the Agreement is to be performed. The policy shall include employers’ liability for not less than $1,000,000 per accident.

(c) All policies shall be issued by insurance companies with an A.M. Best’s rating of Class A-, V (or its equivalent) or higher status. Each Party shall deliver certificates of insurance evidencing coverage to the other Party promptly after the execution of this Agreement and annually thereafter. All policies provided for herein shall expressly provide that such policies shall not be cancelled, terminated or altered without at least thirty (30) days prior written notice to the insured Party, and each insuring Party shall immediately notify the insured Party in the event that a policy provided for herein is cancelled, terminated or altered.

ARTICLE 10
CONFIDENTIALITY

10.1. Confidentiality. During the Term and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not, without the written consent of the other Party, disclose any Confidential Information of the other Party to any Third Party or use any Confidential Information of the other Party for any purpose other than as necessary in connection with the exercise of rights or discharge of obligations under this Agreement. The confidentiality obligations of this Section 10.1 shall not apply to Confidential Information to the extent that the receiving Party can establish by competent evidence that such Confidential Information: (a) is publicly known prior or subsequent to disclosure without breach of confidentiality obligations by such Party or its employees, consultants or agents; (b) was in such Party’s possession at the time of disclosure without any restrictions on further disclosure; (c) is received by such receiving Party, without any restrictions on further disclosure, from a Third Party who has the lawful right to disclose it and without restriction on disclosure; or (d) is independently developed by employees or agents of the receiving Party who had no access to the disclosing Party’s Confidential Information.

10.2. Authorized Disclosure. Nothing herein shall preclude a Party from disclosing the Confidential Information of the other Party to the extent:

(a) such disclosure is reasonably necessary (i) for the filing or prosecuting of Patents as contemplated by this Agreement; (ii) to comply with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Clearance and/or Approval (or any pricing and reimbursement approvals) of any Licensed Product; or (iii) for prosecuting or defending litigations as contemplated by this Agreement;

(b) such disclosure is reasonably necessary to its employees, agents, consultants or contractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to any of Sections 10.2(a) through 10.2(d), such Party shall promptly notify the other Party of such required disclosure and to the extent commercially reasonable, shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

10.3. Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

10.4. Publicity; Terms of the Agreement; Confidential Treatment.

(a) The Parties agree that the terms of this Agreement (including without limitation any exhibits and schedules hereto) shall be considered Confidential Information of each Party, subject to the special authorized disclosure provisions set forth in Section 10.2 and this Section 10.4.

(b) If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed. A Party commenting on such a proposed press release shall provide its comments, if any, within three (3) Business Days after receiving the press release for review. In addition, to the extent required by applicable Laws, including regulations promulgated by applicable security exchanges, each Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Clearances and/or Approvals in the Territory as they occur, subject to the other Party’s consent as to form and substance of such announcement, which shall not be unreasonably withheld, conditioned or delayed. In relation to the other Party’s review and approval of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 10.4, provided such information remains accurate as of such time.

(c) In addition, the Parties acknowledge that either or both Parties may be obligated to file under applicable law and regulation a copy of this Agreement with the USA Securities and Exchange Commission or similar stock exchange authorities or other governmental authorities. Each Party shall be entitled to make such a required filing; provided, however, that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

10.5. Technical Publication. Neither Party may publish peer reviewed manuscripts or give other forms of public disclosure such as abstracts and media presentations (such disclosure collectively, for purposes of this Section 10.5, “publication”), of results of studies carried out under this Agreement, without the opportunity for prior review by the other Party, except to the extent required by applicable Laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication that relates to the Licensed Product at least thirty (30) days (or at least ten (10) days in the case of abstracts and media presentations) prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within twenty (20) days (or within five (5) days in the case of abstracts and media presentations) after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s reasonable request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to sixty (60) days in the event that the other Party can demonstrate reasonable need for such delay in order to accommodate the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within such twenty (20) day period (or five (5) day period, as the case may be), such other Party shall be deemed not to have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 10.5 after the thirty (30) day period (or ten (10) day period, as the case may be) has elapsed. The Party seeking publication shall provide the other Party a copy of the publication at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.

ARTICLE 11
TERM AND TERMINATION

11.1. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 11, shall continue for a period of five (5) years (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for additional one (1) year periods (each period, a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party gives written notice of termination at least one hundred and eighty (180) days prior to the expiration of the then-current term, which shall cause this Agreement to terminate at the end of the then-current term.

11.2. Termination by Celularity.

(a) For Patent Challenge. Celularity may terminate this Agreement in its entirety immediately upon written notice to Sanuwave if Sanuwave or its Affiliates, directly or through the assistance of a Third Party, challenges the validity, enforceability or scope of any Celularity Patent anywhere in the world.

(b) For Failure to Meet Thresholds.

(i) In the event that gross sales of all Licensed Products during the second Launch Year are less than (x) Three Million Dollars ($3,000,000) or alternatively, (y) the new gross sales volume agreed to by the Parties for the Licensed Products pursuant to Section 6.3, as the case may be (the “Minimum Sales Threshold”), Celularity shall have the right to terminate the Agreement in its entirety, on ninety (90) days’ written notice to Sanuwave (a “Sales Threshold Default”), which notice of such Sales Threshold Default must be delivered to Sanuwave within thirty (30) calendar days following the delivery of the royalty report for the fourth Launch Year Quarter of the second Launch Year (a “Sales Threshold Default Notice”). Upon receipt of a Sales Threshold Default Notice, Sanuwave may cure the Sales Threshold Default solely for the second Launch Year by (i) paying to Celularity an amount equal to the difference between the Quarterly License Fees for the four Launch Year Quarters of the second Launch Year and the aggregate royalties which would be due to Celularity if gross annual sales of all the Licensed Products for the second Launch Year were Three Million Dollars ($3,000,000) (or the alternative Minimum Sales Threshold, as the case may be) or (ii) by demonstrating with reasonable documentation that the gross annual sales of all Licensed Products will reach an annualized run rate of Three Million Dollars ($3,000,000) (or the alternative Minimum Sales Threshold for all Licensed Products) as of the second Launch Year Quarter of the third Launch Year.

(ii) In the event gross annual sales of all Licensed Products for the third Launch Year or any subsequent Launch Year thereafter are less than Five Million Dollars ($5,000,000) (or the alternative Minimum Sales Threshold for all Licensed Products, as the case may be) each of Celularity and Sanuwave shall have the right to terminate this Agreement in its entirety upon six months’ prior written notice to the other Party, which notice of such termination must be delivered to the other Party within ninety (90) calendar days following the delivery of the royalty report for the fourth Launch Year Quarter of the applicable Launch Year. Notwithstanding the foregoing, in the event that in the third Launch Year the gross annual sales of all the Licensed Products are less than Five Million Dollars ($5,000,000) (or the alternative Minimum Sales Threshold for all the Licensed Products, as the case may be), the Parties may discuss alternative options to the termination of this Agreement with respect to the Licensed Products, including, without limitation, the sale of all rights in and to the Licensed Products to Sanuwave.

11.3. Termination for Breach.

(a) Subject to Section 11.3(b), each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement (including, but not limited to, failure of a Party to exert Commercially Reasonable Efforts in accordance with the terms set forth in this Agreement) and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice.

(b) If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 11.3(a), and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 11.3(a) unless and until an arbitrator, in accordance with Article 12, has determined that the alleged breaching Party has materially breached the Agreement and such breaching Party fails to cure such breach within the applicable cure period (measured as commencing after the arbitrator’s decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

11.4. Termination for Bankruptcy. To the extent permitted under applicable Laws, if at any time during the Term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Non-Bankrupt Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon sixty (60) days written notice to the Bankrupt Party. It is agreed and understood that if the Non-Bankrupt Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Non-Bankrupt Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (a) filing, in any court or agency pursuant to any statute or regulation of any state or country, (i) a petition in bankruptcy or insolvency, (ii) for reorganization or (iii) for the appointment of (or for an arrangement for the appointment of) a receiver or trustee of the Bankrupt Party or of its assets; (b) with respect to the Bankrupt Party, being served with an involuntary petition filed in any insolvency proceeding, which such petition is not dismissed within sixty (60) days after the filing thereof; (c) proposing or being a party to any dissolution or liquidation when insolvent; or (d) making an assignment for the benefit of creditors. Without limitation, the Bankrupt Party’s rights under this Agreement shall include those rights afforded by 11 USAC. § 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) and any successor thereto. If the bankruptcy trustee of a Bankrupt Party as a debtor or debtor-in-possession rejects this Agreement under 11 USAC. § 365(o) of the Bankruptcy Code, the Non-Bankrupt Party may elect to retain its rights licensed from the Bankrupt Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 USAC. § 365(n) of the Bankruptcy Code, and any other relevant Laws.

11.5. Termination for Safety, Legal or Economic Risks. Either Party may terminate this Agreement on a Licensed Product-by-Licensed Product basis, or in the entirety, immediately upon thirty (30) days prior written notice to the other Party if a Party is advised in writing by its outside legal counsel that it is not advisable for such Party to continue the Commercialization of such Licensed Product in the Territory to the extent permitted by this Agreement as a result of an actual, threatened or perceived significant safety, legal or economic risk regarding such Licensed Product as the result of any Law, decree, resolution, Liabilities resulting from any Claim, or any decision of a Governmental Authority or Regulatory Authority or change in the interpretation of any current Law, decree, resolution or decision by a Governmental Authority or Regulatory Authority, provided that a Party may only terminate this Agreement in the entirety if the actual, threatened or perceived significant safety, legal or economic risk relates to the Licensed Products as a whole.

11.6. Termination for Infringement. This Agreement may be terminated by a non-defaulting Party solely with respect to a Licensed Product upon the issuance of a final order or decree issued in a bona fide proceeding by or before a competent judicial authority that such a Licensed Product infringed the intellectual property rights of a Third Party, if, after receiving such issuance of a final order or decree of infringement, the other Party who is obligated under the applicable laws or this Agreement to cure the infringement, as applicable, fails to or is unable to cure such infringement within sixty (60) days from the date of issuance.

11.7. Effects of Expiration or Early Termination.

(a) General. Upon the expiration or termination of this Agreement (i) all licenses and rights granted to Sanuwave under Section 2.1 of this Agreement or with respect to each Licensed Product, as applicable, shall terminate, (ii) Sanuwave shall immediately transfer and assign to Celularity or its designee all materials, Know-How, Regulatory Materials, licenses, Third Party agreements and other items as are reasonably necessary for Celularity to continue the Commercialization of the Licensed Product(s) and (iii) Sanuwave shall immediately cease all sales, marketing and distribution of the Licensed Product(s), subject to Section 11.7(c), below.

(b) Additional Effects of Termination. Without limiting the generality of Section 11.7(a), the following rights and consequences shall apply upon termination:

(i) Regulatory Materials; Data. To the extent permitted by applicable Laws, Sanuwave shall transfer and assign to Celularity all Regulatory Materials to extent such Regulatory Materials are not owned by Celularity, and related data and Know-How relating to the Licensed Product(s) and shall treat the foregoing as Confidential Information of Celularity (and not of Sanuwave) under Article 10; provided that Sanuwave shall be allowed to retain any such materials that a Regulatory Authority requires Sanuwave to retain under applicable Laws.

(ii)           Sanuwave Assignment. Sanuwave hereby irrevocably assigns to Celularity, effective upon such Termination by Celularity for Cause, a non-exclusive, fully paid, worldwide, fully transferrable, irrevocable license (with the right to grant sublicenses through multiple tiers) to all intellectual property, including all Patents and Know-How (i) Controlled by Sanuwave (or its Affiliates) as of the effective date of such termination and (ii) reasonably necessary or useful for the Commercialization of the Licensed Product(s) in the Field.

(iii)           Trademarks. Sanuwave shall assign to Celularity all right, title and interest in and to the Product Marks (excluding any such marks that include, in whole or part, any corporate name or logo of Sanuwave) throughout the Territory.

(iv)           Transition Assistance. In the event this Agreement terminates other than for Celularity’s breach for the Agreement in accordance with Section 11.3(a), Sanuwave shall provide such assistance, at no cost to Celularity, for a period of ninety (90) days as may be reasonably necessary or useful for Celularity to continue Commercializing the Licensed Product(s) throughout the Territory, including assigning or amending as appropriate, upon request of Celularity, any agreements or arrangements with Third Party vendors to Commercialize the Licensed Product(s). To the extent that any such contract between Sanuwave and a Third Party is not assignable to Celularity, Sanuwave shall reasonably cooperate with Celularity to arrange to continue to provide such services for a reasonable time after termination. Sanuwave shall not, during such applicable notice period, take any action that could reasonably be expected to have a material adverse impact on the further Commercialization of any Licensed Product.

(v)           Inventories. Subject to Section 11.7(c) below, in the event this Agreement terminates other than for Celularity’s breach for the Agreement in accordance with Section 11.3(a), then Celularity shall have the right to purchase from Sanuwave any and all of the inventory of the Licensed Product(s) held by Sanuwave as of the effective date of termination at a price equal to Sanuwave’s actual cost to acquire of such inventory from Celularity. Celularity shall notify Sanuwave within thirty (30) days after the effective date of termination whether Celularity elects to exercise such right.

(vi)           Termination for Celularity Breach

a. During the Initial Term, upon termination of this Agreement in its entirety by Sanuwave pursuant to Section 11.3 due to Celularity’s breach of this Agreement which is not caused by Celularity’s fraud or criminal misconduct, as Sanuwave’s sole and exclusive remedy (in addition to such termination), Celularity shall pay to Sanuwave, as liquidated damages, one of the following amounts depending upon the effective date of such termination: (1) $9,000,000 if this Agreement terminates before the first anniversary of the Effective Date; (B) $7,000,000 if this Agreement terminates on or after the first anniversary of the Effective Date and before the second anniversary of the Effective Date; (3) $5,000,000 if this Agreement terminates on or after the second anniversary of the Effective Date and before the third anniversary of the Effective Date; (4) $3,000,000 if this Agreement terminates on or after the third anniversary of the Effective Date and before the fourth anniversary of the Effective Date; or (5) $2,000,000 if this Agreement terminates on or after the fourth anniversary of the Effective Date and before the fifth anniversary of the Effective Date. The foregoing shall not apply to any termination of this Agreement for Celularity’s breach pursuant to Section 11.3 during a Renewal Term; provided, however, nothing in this Agreement shall affect Sanuwave’s right to enforce any remedies available to it at law, in equity, by statute, or by contract with respect to such breach of Celularity during such Renewal Term.

b. Notwithstanding the first sentence of Section 11.7(b)(vi)(a), if this Agreement terminates during the Initial Term while Sanuwave otherwise is meeting its financial commitments to Celularity, because Celularity grants an exclusive license under Celularity Technology to any Third Party to market and commercialize any Licensed Product or because Celularity is marketing and commercializing any Licensed Product internally in the Territory, then Sanuwave’s liquidated damages remedy shall be as follows: Sanuwave’s revenues under this Agreement for the twelve (12) month period ending on the last day of the month prior to termination multiplied by its Market Revenue Multiple. “Market Revenue Multiple” shall mean the market capitalization for Sanuwave, based on the last trading day for its common stock on the date prior to the termination date, divided by all of its revenue as most recently reported publicly by Sanuwave; provided, however, that if Sanuwave is no longer trading as a public company, the Market Revenue Multiple shall be the price paid by the acquirer of Sanuwave in such a transaction.

(c)           Sanuwave’s Right to Sell Off. In the event this Agreement terminates other than for Sanuwave’s breach of the Agreement in accordance with Section 11.3(a), then Celularity, at its option, shall (i) have the right to purchase from Sanuwave any and all of the inventory of Licensed Products held by Sanuwave as of the effective date of termination in accordance with the terms of Section 11.7(b), above, or (ii) permit Sanuwave, for a period of ninety days (90) from the effective date of termination, to market, distribute, offer to sell and sell off then-existing inventory of Licensed Products then on hand (the period referred to in this Section 11.7(c)(ii), the “Sell-Off Period”). If Celularity elects to allow Sanuwave to sell off its then-existing inventory of Licensed Products in accordance with Section 11.7(c)(ii), following the expiration of the Sell Off Period, Sanuwave shall immediately cease all sales, marketing and distribution of the then-existing inventory Licensed Products on hand as of the end of such Sell-Off Period, and Celularity, at its option, shall (x) have the right to purchase from Sanuwave any and all of the inventory of Licensed Products held by Sanuwave as of the last date of the Sell-Off Period at a price equal to Sanuwave’s actual cost to acquire or manufacture such inventory, or (y) instruct Sanuwave to destroy or donate (to a recognized not-for-profit charitable organization, provided however, that such inventory is not further re-sold or distributed for profit) such remaining inventory.

For clarity, Sanuwave shall continue to perform all of its obligations under this Agreement with respect to the Commercialization of Licensed Products until the effective date of termination and shall not modify in any material respects such activities from past practices during such period.

11.8. Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: 1, 6.2, 7, 8, 9, 10, 11, 12, 13 and this Section 11.8.

ARTICLE 12
DISPUTE RESOLUTION

12.1. Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 12 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

12.2. Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, including at least one (1) in-person meeting of the Executive Officers within twenty (20) days after such notice is received. If the Executive Officers are not able to resolve such dispute referred to them within such thirty (30) day period, then Section 13.11 shall control.

12.3. Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Covering the manufacture, use, importation, offer for sale or sale of any Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

12.4. Equitable Relief. Each Party shall be entitled to seek injunctive and other appropriate equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm to prevent or curtail any actual or threatened breach of either Party’s rights or obligations under this Agreement without the necessity of posting a bond. The rights and remedies provided to each Party in this Section 12.4 are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

ARTICLE 13
MISCELLANEOUS

13.1. Entire Agreement; Amendment. This Agreement, together with the exhibits and schedules attached hereto, which are hereby incorporated herein, represents the entire agreement and understanding between the Parties with respect to its subject matter and supersedes and terminates any prior and/or contemporaneous discussions, representations or agreements, whether written or oral, of the Parties regarding the subject matter hereto, and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof (including for the Prior CDA, provided that non-public and proprietary information disclosed by either Party under the Prior CDA shall be deemed to be Confidential Information disclosed pursuant to this Agreement). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. Amendments or changes to this Agreement shall be valid and binding only if in writing and signed by duly authorized representatives of the Parties.

13.2. Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, outbreak of an infectious disease, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). If a force majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

13.3. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 13.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) three (3) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Celularity:
Celularity Inc.
Attn.: General Counsel
33 Technology Drive
Warren, NJ 07059-5148

If to Sanuwave:
Sanuwave Health, Inc.
Attn.: General Counsel
3360 Martin Farm Rd Ste 100
Suwanee, GA 30024

13.4. No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

13.5. Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may assign this Agreement without the consent of the other Party, effective upon written notice to the other Party thereof, to (i) an Affiliate of such Party, provided that the Party hereunder who assigns this Agreement agrees in writing to continue to be bound by and subject to the terms and conditions of this Agreement and (ii) any Person who acquires all or substantially all of such Party’s assets or that is the surviving entity in a merger, recapitalization, combination or other similar transaction with such assigning Party and who agrees in writing to be bound by and subject to the terms and conditions of this Agreement. Further, Celularity may assign without Sanuwave’s consent its rights to payments received under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party. Any attempted or purported assignment in violation of this Section 13.5 shall be null and void.

13.6. Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.7. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.8. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement. The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

13.9. No Waiver. No provision of this Agreement can be waived except by the express written consent of the Party waiving compliance. Except as specifically provided for herein, the waiver from time to time by either Party of any of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

13.10. Independent Contractors. For all purposes under this Agreement, Sanuwave and Celularity and their respective Affiliates are independent contractors with respect to each other, and shall not be deemed to be an employee, agent, partner or legal representative of the other Party. This Agreement does not grant any Party or its employees, consultants or agents any authority (express or implied) to do any of the following without the prior express written consent of the other Party: create or assume any obligation; enter into any agreement; make any representation or warranty; serve or accept legal process on behalf of the other Party; settle any claim by or against the other Party; or bind or otherwise render the other liable in any way.

13.11. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the state and federal courts sitting in the County and State of New York for the adjudication of disputes arising out of or relating to this Agreement.

13.12. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same legal instrument. Facsimile or PDF execution and delivery of this Agreement by any Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party. The Parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties agree they will have no rights to challenge the use or authenticity of this document based solely on the absence of an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

CELULARITY INC.	SANUWAVE HEALTH, INC.

By: /s/ Robert J. Hariri, MD, PhD Name: Robert J. Hariri, MD, PhD Title: Chairman & CEO	By: /s/ Kevin A. Richardson, II Name: Kevin A. Richardson, II Title: CEO